Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common shares of The Lion Electric Company and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this February 14th, 2022.

XPNDCROISSANCE FUND LIMITED PARTNERSHIP

By: XPND FUND MANAGEMENT LIMITED PARTNERSHIP
Its: General Partner for itself and as general partner of XPNDCroissance Fund Limited Partnership

By:	/s/ Alexandre Taillefer	By:	/s/ Dominic Bécotte
Name:	Alexandre Taillefer	Name:	Dominic Bécotte
Title:	Managing Partner	Title:	Managing Partner

/s/ Alexandre Taillefer	/s/ Dominic Bécotte
Alexandre Taillefer	Dominic Bécotte